Slobbr

Slobber effortlessly connects dog-people with dog-friendly places, making it simple to live life with your dog.


Live Life With Your Dog

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Live Life With Your Dog

Slobbr addresses the long time challenge facing dog parents; the need to access and engage with accurate, up-to-date information on all places Dog Friendly. For Slobbr CEO and co-founder, Michelle Fournier, this need presented itself daily when customers of her two Boston area, award winning dog boutiques, Durty Harry's, would regularly ask for pointers on where to find dog friendly parks, beaches, restaurants, hotels, retail and more.

For Jonathan Lagasse, Slobbr's CTO and co-founder, the need for Slobbr presented itself after adopting his first dog. Like most NYC dog people, Lagasse spent time at his local dog park, but found the experience inconsistent, never knowing which dogs, big, small, friendly or not would be at the park. To address this issue Lagasse created the NYC park focused App, PawParks.nyc, which aimed to exchange park check-ins for a kibble donation to a local shelter.

Today's Slobbr is the combined vision of Fournier and Lagasse; melding Fournier's extensive dog industry and client expertise with Lagasse's technical savvy, experience, and contacts. The result is an app that aims to truly let you Live Life With Your Dog.


SLOBBR PLACES
SLOBBR PLACES
Live Life With Your Dog as you sniff around your area for all the dog friendly places, parks, hotels and more!
LOGIN & SIGNUP


SLOBBR HOME
Van Cortlandt Dog Park
USE MY LOCATION
YOUR PROFILE
SLOBBR PALS
Party time! Find out who is at the park or just out on the town. The best part is - you and your pup check in, a dog in need gets fed!
LOGIN & SIGNUP

It's A Dog's Life

Over the past decade, the pet industry has not only shown to be recession proof, but has experienced significant year over year growth. From 2006 - 2016, the total industry spend nearly doubled growing from $35 billion to $63 billion, with forecasts showing another growth surge over the next 10 years with Baby Boomers and Millennials leading the charge in dog spend categories.

At the center of this industry is dog ownership with nearly 77 million dogs in over 54% of homes nationwide. Recognized as not only a companion, but family member by nearly 98% of dog parents, there is no arguing that for the US, sharing your life with a dog has become the new norm. The massive growth in direct dog service industries such as grooming, walking services, and daycares coupled with the growing acceptance, inclusion, and legislation for dogs at restaurants, hotels, pubs, beaches, parks and more speaks to a new dog friendly expectation. In fact, The Animal Planet staple, The Puppy Bowl, drew more than 10 million viewers and accounts for the largest portion of the Networks total Advertising revenue for the year.

Slobbr is out in front of this movement, and set to become the premier source of information and conduit of all things dog friendly for the dog parenting community. Slobbr is the only company in this emerging space proactively responding to an identified void in the marketplace, creating a new category and poised to satisfy millions of dog parents nationwide.


AT&T
2:01 PM
61%
SLOBBR PLACES
Location
List
Showing Places within a 1.0 mile radius of 10280
Stay
Eat
Park
Services
NEW YORK
ONE WORLD TRADE CENTER
NEW YORK STOCK EXCHANGE
FINANCIAL DISTRICT
Century 21
Au Bon Pain
Places
Videos
Kibble Counter
Home


AT&T
7:27 PM
61%
SLOBBR HOME
Shake Shack
Mon-Sun 11AM – 11PM, 7 days a week
2 Dogs here
rosie
rock
Quick Check-in
Photos
I just helped feed a dog in need!
Check-in to my current location
EXPLORE MORE
Sirius Dog Run (at Kowsky Pl...
2 dogs here
Opening Hours: Not Available
385 South End Ave (Liberty Street), New York, 10280
Favorite
Invite
Photos
Home
Places
Kibble Counter
Profile

Give A Dog A Bone



Slobbr currently has three working business models; advertising, accommodations, and concierge. Slobbr is very committed to a test and learn approach in all things, including the business model. Slobbr has been able to stay nimble and continually test, following the Facebook "move fast and break things" approach to pivot as necessary to meet the needs of their users.

As Slobbr and this category matures, the team will continue to use their unique industry expertise, user generated feedback, and data driven insights to adapt and test new revenue streams.

To that end, the Slobbr team has strategically build up momentum for a national brand and product launch. They have retained a PR company with a proven track record of success handling similar national launch campaigns, have engaged key Social Media Ambassadors, key local and national partners (both retail and philanthropic), prepped their own social communication channels, and mobilized their existing Slobbr fan base to support what they believe to be a widely successful launch strategy. In addition, Slobbr's on-going go-to-market strategy will leverage a number of these same channels to continue to build, maintain, and execute on their user growth and adoption strategy.

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Mixed Breeds

The Slobbr team is made up of three talented key members, Michelle Fournier, Jonathan Lagasse, and Jenna Donleavy. Slobbr also employees four long-term and tested contractors who support their web/app development and email marketing execution.

Co-founders Fournier and Lagasse met seven months ago and both bring over a decade of experience in their respective disciplines. Fournier, a successful entrepreneur, ran two Award Winning Pet Boutiques and now works full-time on Slobbr. Lagasse a tech industry professional with local success with his first app, PawParks.nyc, works full time at LinkedIn, and Slobbrs after hours and on weekends.

Jenna Donleavy, Slobbr's Social Media guru, was first introduced to Fournier in August 2015 and has been working with Fournier on various projects since. Donleavy Slobbrs full-time building relationships with over 20,000 Slobbr Instagram fans. Jenna also plays a key role in Slobbr's marketing, events, and email strategies. In Donleavy's spare time, she manages her own Knox & Bear Instagram account with over 70,000 followers.

Even though the full Slobbr team hasn't worked together long, they've been able to accomplish a tremendous amount to date; full web and app rebrand and launch, 6 member advisory board creation, four app release updates, national partnerships, one national PR campaign, one Netcapital fundraising campaign and over 1,400 shelter dogs fed.

The team also plans on filling additional key roles on the Slobbr team upon successful completion of the NetCaptial fundraising campaign.



Michelle Fournier
Alpha Dog & CEO

Michelle Fournier has dedicated a decade in business to the dog industry. As founder and operator of Durty Harry's "Best of Boston" Doggie Boutiques with locations in Charlestown and Brookline, MA, Fournier had her finger on the pulse of not only the dog community but the dog consumer. It was at Durty Harry's while engaging with dog consumers every day that Fournier conceptualized the first iteration of Slobbr.

Fournier is a tested and proven entrepreneur and business person with outstanding leadership qualities, team management, and mentoring skills with a lead out in front approach. She truly subscribes to the philosophy that business is malleable and ownership must be as well for an enterprise to be successful and grow.



Jonathan Lagasse
Top Dog & CTO

Jonathan Lagasse is a seasoned tech professional and new entrepreneur. Lagasse has worked in the tech start-up space since 2001 and has had great success building a career managing client service and tech professionals. Currently, Lagasse is responsible for managing the Online Services Account Team at LinkedIn. Lagasse brings with him a unique blend of technical know-how and business savvy. Lagasse also understand the need for Slobbr first hand; being a dog dad to two rescued boxers.



Jenna Donleavy
Pack Leader & VP of Strategy

Jenna Donleavy is a Lafayette College graduate with a Bachelors of Arts in Economics, who started her career in both the Marketing and Public Relations fields for large global entities.

Donleavy has extensive experience in developing a solid social network in all current social media outlets, while harboring an innate ability to use the web to drive online visibility and generate leads resulting in new business growths. Jenna has also demonstrated expert investor relations and managing relationships.

Best In Show



The founders consider their time in the brick and mortar dog business an 8 year focus group on what exactly dog parents have been craving in an everyday use app. This combined with key learnings from PawParks.nyc and the Slobbr 6 month beta launch in New York and Boston has armed the Slobber team with rich data to drive insight on what resonates with the dog community. In fact, the in app engagement of the average Slobbr user is more than one and half minutes longer than popular apps in the lifestyle category.

With minimal competition in the space, Slobbr stands above with its refined focus on connecting dog parents with accurate, up-to-date information on dog friendly places while Slobbr's main competitor looks to connect people and recreate social networks; historically, a losing approach in this pet category.

Slobbr has uniquely positioned itself as the leading company in this emerging market authentically committed to helping rescue with our kibble donation program, a stand out in the industry. Furthermore, Slobbr is aligned and partnering with key nationally recognized brands and rescue groups to further create credibility, recognition, and distance between would-be competitors.

Slobbr has already generated significant press with quotes from co-founder, Michelle Fournier, in local publications like Boston Magazine, The Boston Globe, and Bostinno. Most recently, Fournier was quoted in Forbes Magazine, elevating her impact and Slobbr's role and significance in this emerging market.

Learn more about Slobbr at slobbr.com

Join Our Pack

Slobbr is poised to become the leading application in the Dog Friendly Place market. In addition to having an exceptional product, a team of uniquely qualified Slobbr'ers, a talented and influential board of advisors - Slobbr also has the ear and attention of the dog community. These "dog-gone" amazing assets combined with the booming Pet Industry (and emerging Pet Tech markets) makes Slobbr a smart investment for both the seasoned and novice investor.


Slobbr

In addition, Slobbr was created by passionate dog people for passionate dog people who truly want to live life with their dogs. This opportunity allows you, our dog people, to own your very own piece of Slobbr. With this raise Slobbr will be able to continue to bring you exciting updates to the Slobbr technology, more great dog friendly events, and of course expand their incredible team of Slobbr'ers. So ask yourself, Do You Slobbr?

This is an offering of Class A Unit in New Slobbr, LLC, doing business as Slobbr, which must raise at least $20,000 by May 8, 2017 at 4:00pm ET. If the offering doesn't reach its *target*, then your money will be refunded. The offering can issue additional securities to raise up to $400,000, its *maximum*.

$0 raised

$20,000 target | $400,000 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,500,000 shares × $1.00 per share
= $3,500,000 implied valuation

Financials

The funds raised through the Netcapital campaign will be used primarily towards technology development, marketing and staffing.

Slobbr's official name is New Slobbr, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement

Who Rescued Who?

To date, Slobbr has been self-funded. Slobbr is licensing assets from co-founder Fournier and Lagasse's previous businesses. Slobbr is in a good financial state with no liabilities on our balance sheet.

This is the legal document filed with the SEC for a transaction that is exempt from registration under section 4(a)(6) of the Securities Act of 1933.

- Offering Statement
- PawParks Licensing Agreement
- Slobbr Licensing Agreement

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Beware of Cat

As with any new category start-up, there are intrinsic risks primarily around product adoption, scalability, and better financed competition.



Slobbr believes they have been able to anticipate and mitigated product adoption risks through their nearly decade long track record of service and engagement in the dog community. This has allowed Slobbr to keep its finger on the pulse of the dog community, it's consumers, and create a product that the market has been craving and waiting for.

Other risks would include technology bugs and issues, revenue being slow to build, and the masses turning to cats.

Slobbr has insulated itself against technical issues by developing a 3 tier Quality Assurance protocol inclusive of a 3rd party QA team, employing monitoring software systems that help alert and diagnosis technical issues, and executing on extensive test scenarios. Additionally, Slobbr has approached revenue models by way of a test and learn philosophy, engaging in strategic partnerships, and thoughtful creation of deliberate and scalable revenue models. As for the masses turning to cats - the world would have to go barking mad for that to happen!

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.